FIRST AMENDMENT TO MASTER JOINT VENTURE

AND OPERATIONAL AGREEMENT

This First Amendment to Master Joint Venture and Operational Agreement (“First Amendment”) is effective as of December 19, 2016 (the “Effective Date”), and is by and between AmericaTowne, Inc., a Delaware corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (“AmericaTowne”) and Nationwide Microfinance Limited, a Ghanaian corporation with an address for notice purposes of Nyamekye, N1 Highway, 100 Metres from Lapaz Nyamekye Traffic Light, Accra Ghana (“Nationwide”). AmericaTowne and Nationwide may be defined singularly as a “Party” or collectively as the “Parties.”

WHEREAS, the Parties entered into a Master Joint Venture and Operational Agreement on July 5, 2016 wherein they agreed to combine efforts, resources and established relationship in furthering the operational and financial development of a Savings and Loan company operating under the laws of Ghana, and potentially related services, in the United States and Ghana through a publicly reporting and trading entity in the United States (hereinafter the “Agreement”).

WHEREAS, on September 14, 2016, Nationwide’s control person – Joseph Edu-Quayson, issued 400,000 shares of Nationwide’s common stock to AmericaTowne’s control person – Alton Perkins to be held in escrow by Mr. Perkins for the benefit of AmericaTowne until further direction.

WHEREAS, on October 26, 2016, the above-referenced shares, plus 100,000 shares from Mr. Edu-Quayson, were transferred on the books and records of Nationwide to AmericaTowne resulting in AmericaTowne holding title to 500,000 shares of common stock in Nationwide, which constitutes 25% of issued and outstanding shares of common stock in Nationwide. This issuance of 500,000 shares in Nationwide to AmericaTowne is ratified by Nationwide herein, and is referred to in this First Amendment as the “AmericaTowne Issuance.”

WHEREAS, the Parties have been working in good faith in performing their respective duties under the Agreement. The Parties have agreed to this First Amendment pursuant to Section 16 of the Agreement, and to the extent not amended herein, all provisions of the Agreement are restated herein and remain in full force and effect.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Issuance of Common Stock in ATI Nationwide Holding Corp. to Nationwide. As part of its obligations under the Agreement, AmericaTowne purchased the controlling interest in EXA, Inc., a Florida corporation, and amended its articles of organization changing the name of the company to ATI Nationwide Holding Corp. (“ATI Nationwide”). ATI Nationwide is the entity in which the Parties intend on using to complete their respective performance under the Agreement.

The controlling person of ATI Nationwide, at this time, is Alton Perkins by virtue of his beneficial ownership of the controlling interest in AmericaTowne and as the sole director and officer of ATI Nationwide. Mr. Perkins, by executing this First Amendment, agrees to vote his controlling interest in AmericaTowne and exercise his powers as the sole director and officer of ATI Nationwide in issuing Nationwide 80,000,000 shares of common stock in ATI Nationwide. These shares shall be issued to Nationwide in reliance on the representation by Nationwide that it has obtained all necessary corporate approvals to accept these shares, and that it shall retain title to these shares of common stock in ATI Nationwide on its own account without the intent to distribute through public resale without registration or without an applicable exemption to registration. These shares shall be issued pursuant to a Stock Subscription Agreement to be signed by an authorized officer of Nationwide. Once executed and performed, the Stock Subscription shall merge herein. The Parties agree that this issuance under Section 1 is conditioned upon the issuance in Section 3, below, with the intent that AmericaTowne retains a controlling interest in ATI Nationwide.

2. Issuance of Common Stock in ATI Nationwide to AmericaTowne. In consideration of services provided by AmericaTowne for the benefit of ATI Nationwide, and in furtherance of the Agreement between the Parties, Nationwide consents and waives any conflicts of interest in Mr. Perkins voting his controlling interest in AmericaTowne and exercising his powers as sole director and officer of ATI Nationwide in issuing 20,000,000 shares of common stock in ATI Nationwide to AmericaTowne.

3. Issuance of Common Stock in Nationwide to ATI Nationwide. In order to increase potential shareholder value in ATI Nationwide and to meet certain financial objectives set by the Parties, concomitant with the issuances set forth in Section 1 and Section 2 of this First Amendment, Mr. Edu-Quayson agrees to convey transfer 1,020,000 shares of his common stock in Nationwide to ATI Nationwide (the “New Issuance”). The Parties agree that the New Issuance shall be subject to the following representations, restrictions and conditions:

(a) Mr. Edu-Quayson has represented and warranted to ATI Nationwide that he has the power, right and authority under Nationwide’s corporate governance agreements and filings to transfer his shares in Nationwide to ATI Nationwide, and that the shares being issued are not subject to any encumbrance, except as agreed to herein;

(b) ATI Nationwide assigns its voting proxy on the New Issuance to Nationwide until ATI Nationwide meets the projected financing benchmark in Section 4 of the Agreement; however, Nationwide agrees that this proxy does not apply to any voting matter associated with ATI Nationwide, just those voting matters associated with Nationwide;

(c) Upon meeting the funding benchmarks, or upon mutual agreement of the Parties, the voting proxy shall terminate effective immediately resulting in ATI Nationwide retaining all voting rights associated with the New Issuance;

(d) The voting proxy shall terminate immediately upon ATI Nationwide’s equity interest in Nationwide being diluted below 51% of issued and outstanding shares in Nationwide, or in the event of the sale of all or substantially all of Nationwide’s assets to an unrelated third-party, i.e. the only limitation and restriction on the New Issuance is voting rights; and

(e) ATI Nationwide is precluded from collateralizing or encumbering the shares associated with the New Issuance, or in taking any action that might result in the assignment of third-party rights in the shares.

Mr. Perkins, by executing this First Amendment, agrees to vote his controlling interest in AmericaTowne and his controlling interest as the sole director and officer in ATI Nationwide to effectuate approval of the above-referenced restrictions and conditions through a separate Stock Subscription Agreement between ATI Nationwide and Nationwide regarding the New Issuance. These restrictions and conditions are not applicable to the AmericaTowne Issuance.

4. Amendment to Exhibit A to Agreement. To the extent this First Amendment amends or alters Exhibit A to the Agreement, Exhibit A shall be amended to reflect these amendments and alterations; more specifically, where applicable: (a) AmericaTowne holds title to 500,000 shares of common stock in Nationwide, i.e. the AmericaTowne Issuance, and (b) ATI Nationwide holds title to 1,020,000 shares of common stock in Nationwide, i.e. the New Issuance, subject to the restrictions and conditions in Section 3.

5. Joint Preparation; Attorney Conflict Disclosure. AmericaTowne is represented by the law form of Paesano Akkashian Apkarian, P.C. (hereinafter referred to as “PAA”). PAA also represents ATI Nationwide. The Parties acknowledge that in a separate correspondence sent prior to the execution of the Agreement, PAA has adequately and sufficiently disclosed the potential for conflict of interest in representing AmericaTowne and ATI Nationwide, and that by signing the Agreement, Nationwide ratifies it prior waiver of the conflict. By signing below, Nationwide represents that it has not looked to PAA to provide it with legal advice in any matter associated with this First Amendment.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By: /s/ Alton Perkins Dated: 12-19-2016

Alton Perkins

Chairman of the Board

Authorized by Board of Directors

NATIONWIDE MICRO FINANCE LIMITED

By: /s/ Joseph Edu-Quayson Dated: 12-19-2016
Joseph Edu-Quayson
Executive Director

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